 EX‑31

Rule 13a-14(d)/15d-14(d) Certification.

Re: Morgan Stanley Capital I Trust 2015-UBS8, Commercial Mortgage Pass-Through Certificates, Series 2015-UBS8 (the “Transaction”), issued pursuant to the Pooling and Servicing Agreement dated as of December 1, 2015 (the “Pooling and Servicing Agreement”), executed in connection with the Transaction (capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement).

I, George Kok, certify that:

1.

I have reviewed this report on Form 10-K and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of Morgan Stanley Capital I Trust 2015-UBS8 (the “Exchange Act periodic reports”);

2.

Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

4.

Based on my knowledge and the servicer compliance statement(s) required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the servicer(s) have fulfilled their obligations under the servicing agreement(s) in all material respects; and

5.

All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report.  Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties:

·   Wells Fargo Bank, National Association, as Certificate Administrator

·   Wells Fargo Bank, National Association, as Custodian

·   Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer

·   Rialto Capital Advisors, LLC, as Special Servicer

·   Situs Holdings, LLC, as Trust Advisor

·   Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer under the BACM 2015-UBS7 securitization, pursuant to which the WPC Department Store Portfolio mortgage loan is  serviced

·   Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer under the CSAIL 2015-C3 securitization, pursuant to which the Cape May Hotels mortgage loan is serviced and the  Charles River Plaza North mortgage loan is serviced

·  Rialto Capital Advisors, LLC, as Special Servicer under the CSAIL 2015-C3 securitization, pursuant to which the Cape May Hotels mortgage loan is serviced and the Charles River Plaza North mortgage loan is serviced

·   Wells Fargo Bank, National Association, as Custodian under the CSAIL 2015-C3 securitization, pursuant to which the Cape May Hotels mortgage loan is serviced and the Charles River Plaza North mortgage loan is serviced

Date: March 30, 2016

By: /s/ George Kok
Name: George Kok
Title: President